Exhibit 10.1

Transbotics Secures Order for Laser-Guided Vehicle System in the
Aviation Industry

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Sept. 5, 2003--Transbotics Corporation, (OTCBB: TNSB.OB) (www.transbotics.com), announced that it has received an order for an engineered-to-order vehicle designed to be used in the aviation industry. The order, totaling approximately $700,000, includes the vehicle, controls, hardware, software, engineering services and related equipment.
    "We are excited about the purchase of this vehicle as well as the capabilities of our design team to continue to work with aviation-linked companies to accomplish their objectives through automation," said Claude Imbleau, President of Transbotics.
    For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of Automatic Guided Vehicles (AGVs), also referred to as transportation robots. The company is a leading supplier of Automatic Guided Vehicle Systems , system retrofits and upgrades, AGV controls technology, engineering services, AGV batteries, chargers and other related products. Transbotics' vehicles can be off-the-shelf or engineered-to-order. Each Transbotics vehicle uses leading-edge hardware, software, controls and components, including LazerWay(R) AGV control guidance that provides optimal flexibility and accuracy. Transbotics is committed to assisting its customers in increasing their material-handling efficiencies, thus boosting their bottom line.
    Transbotics provides unique automation solutions to a variety of industries, including aerospace and defense, automotive (tier one supplier), ceramics, chemical processing, food and beverage, newsprint and publishing, microelectronics, plastics, primary metals and recycling. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

    CONTACT: Transbotics Corporation
             Claude Imbleau, 704-362-1115, ext. 200
             Ryan Willis, 704-362-1115, ext. 207
             rwillis@transbotics.com